UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 14C
                               (RULE 14C-101)

           INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[_]  Preliminary Information Statement

[_] Confidential, for Use of the Commission Only [as permitted by Rule 14c-5(d)(2)]
[X]  Definitive Information Statement
 -

                       RESCON TECHNOLOGY CORPORATION
                       ------------------------------
                (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Fee required.
 -
[_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:  N/A
     (2)  Form, Schedule or Registration Statement No.:  N/A
     (3)  Filing Party:  N/A
     (4)  Date Filed:  N/A


                       RESCON TECHNOLOGY CORPORATION
                 1500 Market Street, 12th Floor, East Tower
                           Philadelphia, PA 19102

         NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS TO BE
                      EFFECTIVE DECEMBER 14, 2004


Dear Stockholder:

     We are notifying our stockholders of record on November 2, 2004, that the holders of a majority of the voting power of ResCon Technology Corporation, a Nevada corporation (the "Company"), have approved the following actions by written consent in lieu of a special meeting, to be effective December 14, 2004, or within ten (10) days thereof:

     1. A subdivision of the issued and outstanding common stock of the Company (a reverse split) at a ratio of one (1) share for each five and nine/tenths (5.9) shares of common stock issued and outstanding.

     2. To authorize an amendment to the Certificate of Incorporation to change the name of the Company on or before November 24, 2004, to a name to be selected by the Board of Directors in its discretion.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

     An information statement containing a detailed description of the matters to be adopted by written consent in lieu of a special meeting of stockholders accompanies this notice. You are urged to read the information statement in its entirety for a description of the actions to be taken by the holders of a majority of the voting power of the Company.

     The Company will first mail this information statement to stockholders on or about November 23, 2004.


                         By Order of the Board of Directors,



November 22, 2004        ______________________________________________
                         Henrik Klausgaard, Chief Executive Officer



                       RESCON TECHNOLOGY CORPORATION
                 1500 Market Street, 12th Floor, East Tower
                           Philadelphia, PA 19102


                           INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     This Information Statement is being furnished to the stockholders of ResCon Technology Corporation, a Nevada corporation (the "Company"), in connection with the adoption of the Actions outlined above by the holders of a majority of the Company's issued and outstanding shares of common stock, par value $0.0001 per share ("Common Stock"). On November 2, 2004, the Company's Board of Directors approved such Actions and recommended that the Actions be ratified and approved by our stockholders. The majority shareholders of the Company have consented in writing to the actions described above and such approval and consent is sufficient under the Nevada Corporate Law and our by-laws to approve these actions.
Accordingly, the above actions will not be submitted to our other stockholders for a vote and this information statement is being furnished to our other stockholders to inform them of the actions in accordance with the provisions of the laws of the State of Nevada.

EXECUTIVE OFFICES
-----------------

     Our principal executive offices are located at 1500 Market Street, 12th Floor, East Tower, Philadelphia, PA 19102. Our telephone number is
(215) 246-3456.

                    OUTSTANDING SHARES AND VOTING RIGHTS

     We propose to first send this Information Statement to our stockholders on or about November 23, 2004. The record date established by us for purposes of determining (i) our stockholders entitled to vote for or against the adoption of the Actions (ii) the number of outstanding shares of our Common Stock and (iii) our stockholders entitled to receive this Information Statement, is November 2, 2004
(the "Record Date").

     As of the Record Date, we had 24,591,091 shares of common stock issued and outstanding, with each such share entitled to one vote with respect to the Actions. We had no other issued and outstanding classes of stock entitled to vote. The holders of 16,993,000 shares of our issued and outstanding common stock, representing approximately 69% of the votes entitled to be cast with regard to the spin-off, approved and adopted the recommendation of our board of directors by written consent.

             PRINCIPAL SHAREHOLDERS; MANAGEMENT SHARE HOLDINGS

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The following table sets forth common stock ownership information as of the Record Date with respect to (i) each person known to us to be the beneficial owner of more than 5% of our issued and outstanding Common Stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group.

Name and Address of           Title of    Amount and Nature of Percent of
Beneficial Owner              Class       Beneficial Owner     Class
---------------------------------------------------------------------------
Henrik Klausgaard             Common          723,000(1)        3%
1500 Market Street
12th Floor, East Tower
Philadelphia, PA 19102

Ilona Klausgaard              Common          723,000(1)        3%
1500 Market Street
12th Floor, East Tower
Philadelphia, PA 19102

Tristan Voth-Stonger          Common          570,000           2%
1500 Market Street
12th Floor, East Tower
Philadelphia, PA 19102

Christian Nigohossian         Common       11,500,000(2)       47%
453 North Main Street
Suffield, CT 06078

Speed of Thought Corporation  Common        5,416,000(2)       22%
25 Fairchild Ave, Suite 500
Plainview, NY 11803

Radical Technologies, Inc.    Common        2,200,000           9%
825 Iron Latch Road
Framklin Lakes, NJ 07417

Ex-Pit, Inc.                  Common        2,000,000           8%
36 Vitosha Street
Floor 4
Sophia, Bulgaria 1000

---------------------------------------------------------------------------
All executive officers and directors
as a group:                                 1,293,000           5%
  (3 persons)
---------------------------------------------------------------------------

(1)  Ilona Klausgaard holds 658,000 shares in her own name.
(2)  Mr. Nigohossian holds 6,084,000 shares in his own name.  Mr.
Nigohossian is the president and director of Speed of Thought Trading Corporation and therefore, may be deemed to have voting control over the 5,416,000 shares held by Speed. Mr. Nigohossian is not a shareholder of Speed of Thought.

                            REVERSE STOCK SPLIT

     On November 2, 2004, our Board of Directors voted to ratify, approve and accept a subdivision of the issued and outstanding common stock of the Company (a reverse split) at a ratio of one (1) share for each five and nine tenths (5.9) shares of common stock currently issued and outstanding. The majority shareholders of the Company have consented in writing to this action. This reverse split shall take effect at the close of business on December 14, 2004 (the Effective Date) for shareholders of record as of the close of business on November 2, 2004 (or a date within ten days thereof in the discretion of the Board of Directors or as soon thereafter as approved by NASD), effective at the close of business the same date. The split shall occur electronically on the books of the Company's transfer agent and at the time of deposit of the share certificates at any effected brokerage house and it shall not be necessary for current shareholders to exchange outstanding share certificates. Mechanically, the transfer agent affects the reverse immediately on the books of the Company's transfer agent as of the Effective Date. Existing certificates held by shareholders will continue to represent pre-split shares and the effect of the reverse will occur electronically.

     REASONS FOR THE REVERSE STOCK SPLIT
     -----------------------------------

     The purpose of the reverse stock split is to increase the market price per share of our common stock. The Board believes that by giving effect to a reverse split, the resulting decrease in the number of shares outstanding is likely to improve the trading price of our common stock. In addition, the reduced number of issued and outstanding shares will enable the Company to attract new businesses through mergers and/or acquisitions.

     POTENTIAL RISKS OF THE REVERSE STOCK SPLIT
     ------------------------------------------

     If the Board does effect a reverse stock split, there can be no assurance that the bid price of our common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split and that the market price of the post-split common stock can be maintained. The market price of our common stock will also be based on our performance and other factors, many of which are unrelated to the number of shares outstanding. If the reverse stock split is affected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

     POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT
     --------------------------------------------

     Pursuant to the reverse stock split, each holder of shares of our common stock, par value $0.0001 per share, as of the Effective Date of the reverse stock split will become a holder of a lesser number of shares our common stock, par value $0.0001 per share, after consummation of the reverse stock split.

     ACCOUNTING MATTERS
     ------------------

     The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated par value capital on our balance sheet attributable to our common stock will be reduced and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     EFFECT ON AUTHORIZED AND OUTSTANDING SHARES
     -------------------------------------------
     We are currently authorized to issue a maximum of 100,000,000 shares of common stock. As of the record date, there were 24,591,091 shares of our common stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of common stock is not to change as a result of the reverse stock split, the number of shares of common stock issued and outstanding, or held as treasury shares, will be reduced to a number that will be approximately equal to the number of shares of our common stock issued and outstanding, or held as treasury shares, immediately prior to the effectiveness of the reverse stock split, divided by the ratio of the reverse.

     With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of our common stock prior and subsequent to the reverse stock split will remain the same. Following the Effective Date of the reverse stock split, it is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our current business would materially change as a result of the reverse stock split.

     The reverse stock split will be affected simultaneously for all of our common stock and the exchange ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. See "Fractional Shares." Common stock issued and outstanding after the reverse stock split will remain fully paid and non-assessable.

     The Reverse Split may result in some shareholders owning "ODD-LOTS" of less than 100 shares. Brokerage commissions and other costs of transactions in odd-lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

     Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as a result, we are subject to periodic reporting and other requirements. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act.

     EFFECT ON OPTIONS, WARRANTS AND OTHER SECURITIES
     ------------------------------------------------

     In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of the common stock, options, warrants or other securities convertible into common stock would be affected by the reverse stock split.


     INCREASE OF SHARES OF COMMON STOCK AVAILABLE FOR FUTURE ISSUANCE
     ----------------------------------------------------------------

     As a result of the reverse stock split, there will be a reduction in the number of shares of common stock issued and outstanding, however, because the number of authorized shares are not being reduced, there will be a corresponding increase in the number of authorized shares that will be unissued and available for future issuance following the reverse stock split. As such, should the Board determine to issue more common stock in the future, the increased number of shares of common stock available for issuance due to the Reverse Split may result in the dilution of the currently outstanding common stock.

     The increase in available unissued shares could be used for any proper corporate purpose approved by the Board including, among other purposes, financing future transactions.

     POTENTIAL ANTI-TAKEOVER EFFECT
     ------------------------------

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in composition of the Board of the Company or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Company common stock or obtain control of the Company. Other than the reverse stock split, our Board does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

     FRACTIONAL SHARES
     -----------------

     We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share that results from the reverse stock split will be rounded up to the next whole share. We are doing this so that we may avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the stock split. The shares do not represent separately bargained for consideration.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     ---------------------------------------

     The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     The receipt of the common stock following the effective date of the reverse stock split, including whole shares issued in lieu of fractional shares, solely in exchange for the common stock held prior to the reverse stock split will not generally result in a recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder in the common stock received after the reverse stock split will be the same as the adjusted tax basis of the common stock held prior to the reverse stock split exchanged therefore, and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. No gain or loss will be recognized by the Company as a result of the reverse stock split.

     APPRAISAL RIGHTS
     ----------------

     No appraisal rights are available under the Nevada Corporate Code or under our Articles of Incorporation or by-laws to any stockholder who dissents from the proposal to approve the amendment to the Articles of Incorporation to affect the reverse stock split.

                          CHANGE OF CORPORATE NAME

     On November 2, 2004, our Board of Directors voted to ratify, approve and accept the authorization of an amendment to the Articles of Incorporation of the Company to change the name of the Company on or before December 31, 2004, to a name to be selected by the Board of Directors in its discretion. The majority shareholders of the Company have consented in writing to this action. Authorizing the Board of Directors to amend the Company's Articles of Incorporation to change the Company's name without additional approval from the shareholders would be in the best interest of the Company and its stockholders since the Company would not have to incur the costs of holding a special meeting or of soliciting proxies or consents from additional stockholders in connection with such an action.

     Approval and adoption of an amendment to the Articles of Incorporation to change the Company's name will have no immediate effect on the shareholders of the Company either presently or at the time of change. No substitution of stock certificates will be required on the part of the existing stockholders of the Company at such time. A name change will also result in a change of our trading symbol that will be designated by the National Association of Securities Dealers ("NASD") at the appropriate time. Additionally, a new CUSIP number will be issued by the CUSIP Service Bureau after such change.

                           ADDITIONAL INFORMATION

     Additional information concerning the Company, may be obtained by written request addressed to ResCon Technology Corporation, 1500 Market Street, 12th Floor, East Tower, Philadelphia, PA 19102.


                         By order of the Board of Directors of:

                         ResCon Technology Corporation



November 22, 2004        ______________________________________________
                         Henrik Klausgaard, Chief Executive Officer

Annex A

                             AMENDMENT TO THE

                         ARTICLES OF INCORPORATION

                                     OF

                          RESCON TECHNOLOGY CORP.

     ResCon Technology Corp., a corporation organized under the laws of the

State of Nevada, on July 14, 1999, hereby adopts the following Articles of

Amendment to its Articles of Incorporation pursuant to the provisions of

Chapter 78 of Nevada Revised Statutes (the "Statute"), Sections 78.385 and

78.390.


     The Articles of Incorporation shall be amended to read as follows:


                                     I


                                 ARTICLE I


     The name of the corporation is: _______________________________

(hereinafter, the "Corporation").


                                     II


                                 ARTICLE VI


     On or about November 2, 2004, the shareholders of the Corporation approved a one (1) for five and nine-tenths (5.9) reverse split of the issued and outstanding shares of the Corporation.  The authorized common shares and par value of said shares will remain unchanged.  Any fractional shares resulting from the reverse split will be rounded to the next whole share.  Following the reverse split there were approximately 4,167,980 common shares of the Corporation issued and outstanding.



                                    III


     The number of common shares issued and outstanding in the Corporation prior to the reverse split and entitled to vote on the amendment was

24,591,091. The number of shares that voted in favor of the above amendments was 16,993,000.  The number of shares that voted against the above amendments was 0.  The reverse split shall have an effective date on or about ____________, 2004.


     IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this __ day of November, 2004


                                   By: ________________________________
                                       Henrik Klausgaard, President






                                   By: ________________________________
                                          Ilona Klausgaard, Secretary


STATE OF PENNSYLVANIA    )
                         :ss.
COUNTY OF ___________    )


     On the ____ day of November, 2004, personally appeared before me, a

Notary Public, Henrik Klausgaard and Ilona Klausgaard, who acknowledged that they are respectively the President and Secretary of ResCon Technology

Corp., and that they are authorized to and did execute the above instrument.


_________________________________

Notary Public                      My Commission Expires: _____________




                                     2